EXHIBIT 99.1

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ STOCK MARKET:	MCBC
FOR RELEASE:	Immediate
DATE:	September 21, 2010

Elhart, Geenen and Klohs Elected to Macatawa Bank Corporation Board

Holland, Michigan, September 21, 2010 - Macatawa Bank Corporation (NASDAQ: MCBC) announced that Wayne J. Elhart, Charles C. Geenen and Birgit M. Klohs have been elected to the Macatawa Bank Corporation Board of Directors. All three currently serve on the Board of Directors of the Corporation's subsidiary, Macatawa Bank.

Elhart, a native of Holland, graduated from Northwood University in 1976 and has been involved in the management of the Elhart family automotive dealerships in Holland since 1980. Elhart also served as past director of the West Michigan Better Business Bureau.

Geenen, a West Michigan native, has been President of GDK Construction Co., Inc., in Holland since 1983 and is associated with Geenen DeKock Properties LLC, a commercial real estate development company. Geenen has previously served on the City of Holland Downtown Development Authority and City of Holland Building Board of Appeals. He currently serves on the Trinity Christian College Board of Trustees.

Klohs, a native of Germany, is President & Chief Executive Officer of The Right Place, Inc., located in Grand Rapids. The Right Place, Inc., is the regional economic development organization for the retention, expansion and attraction of businesses to the West Michigan Area. Klohs also serves on the Spectrum Health Systems and ADAC Automotive boards. She is also involved with the Michigan Economic Development Corporation, Grand Action Executive Committee and Kent County/Grand Rapids Convention and Arena Authority, and chairs the Local Development Finance Authority.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

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